Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Harbor Custom Development, Inc. and Subsidiaries (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to be filed on June 9, 2021, of our report dated March 31, 2021, with respect to our audit of the financial statements of Harbor Custom Development, Inc. and Subsidiaries as of December 31, 2020 and 2019, and for the years then ended, which report appears in the Prospectus, which is part of the Registration Statement of the Company (File No. 333-255229). We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

June 9, 2021